UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2008

Kraton Polymers LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-123747	94-2805249
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15710 John F. Kennedy Blvd., Suite 300, Houston, Texas		77032
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-504-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. James R. Ball resigned as a member of the Board of Directors of Kraton Polymers LLC (the "Company") and as Chairman of the Audit Committee of the Board of Directors of the Company, both effective as of May 1, 2008. Mr. Ball's departure is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies and practices.

Also effective as of May 1, 2008, Barry J. Goldstein and Robert C. Brown were appointed to the Company's Board of Directors, and Mr. Goldstein was appointed Chairman of the Audit Committee of the Company's Board of Directors.

Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he joined as Chief Financial Officer in May, 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein serves on the Board of Directors of Interline Brands, Inc. and Noble Environmental Power, LLC. He received a Bachelor of Science degree in Economics from the Wharton School at the University of Pennsylvania.

Mr. Brown is a private investor and industry consultant. Most recently, he was a Vice President of W.R. Grace & Co. and President of the Grace Performance Chemicals business, which business included Grace Construction Products, Grace Residental Building Products and Darex Packaging Technologies. Prior to joining W.R. Grace, Mr. Brown spent 19 years with General Electric in a series of positions with increasing responsibilities, including President of GE Silicones, Core Products Business, and President of GE Sealants & Adhesives. Mr. Brown received a Bachelor of Science degree from Plymouth State University (University of New Hampshire system).

A copy of the press release announcing the events above is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release dated May 6, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Polymers LLC

May 6, 2008	By:	/s/ Stephen W. Duffy

Name: Stephen W. Duffy
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated May 6, 2008